Exhibit 99(17)(B)

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What to do now	Three easy ways to vote.

1 Read the enclosed Proxy Statement	1 Call our toll-free number (found on your Ballot Card) from a touch-tone telephone

2 Review the voting instructions provided	2 Log on to www.proxyvote.com

3 Vote	3 Mail your completed Ballot Card

Voting is available 24 hours a day, 7 days a week.

Note: You can register your vote faster by phone or Internet – please vote today!

www.proxyvote.com

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